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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-1

                             Tender Offer Statement
    Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934 and
                                  SCHEDULE 13D
                   under the Securities Exchange Act of 1934

                               ----------------

                                BIRD CORPORATION
                           (Name of Subject Company)

                               ----------------

                             BI EXPANSION II CORP.

                            CERTAINTEED CORPORATION

                           COMPAGNIE DE SAINT-GOBAIN
                                   (Bidders)

                               ----------------

                    Common Stock, Par Value $1.00 Per Share

    $1.85 Cumulative Convertible Preference Stock, Par Value $1.00 Per Share
                        (Title of Classes of Securities)

                            090763103 (Common Stock)
           090763301 ($1.85 Cumulative Convertible Preference Stock)
                    (CUSIP Number of Classes of Securities)

                               ----------------

                              JOHN R. MESHER, ESQ.
                            CERTAINTEED CORPORATION
                             750 E. SWEDESFORD ROAD
                        VALLEY FORGE, PENNSYLVANIA 19482
                                 (610) 341-7108
          (Name, Address and Telephone Number of Persons Authorized to
            Receive Notices and Communications on Behalf of Bidders)

                               ----------------

                                    COPY TO:
                            PHILIP A. GELSTON, ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1548


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  CertainTeed Corporation ("CertainTeed"), BI Expansion II Corp. (the
"Purchaser") and Compagnie de Saint-Gobain ("Saint-Gobain") hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (which also constitutes a Statement on Schedule 13D) originally filed on January 16, 1998 (the "Statement"), with respect to an offer (the "Offer") to purchase all outstanding shares of Common Stock, par value $1.00 per share, and all outstanding shares of $1.85 Cumulative Convertible Preference Stock, par value $1.00 per share, of Bird Corporation, a Massachusetts corporation (the "Company"), on the terms described in the Offer to Purchase dated January 16, 1998. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

ITEM 10. ADDITIONAL INFORMATION.

  The response to Item 10 is hereby amended by the addition of the following after the final sentence of Item 10:

  On February 16, 1998, CertainTeed announced the expiration of its cash tender offer, as scheduled, at midnight (EDT) on Friday, February 13, 1998. A copy of a press release announcing the preliminary results of the cash tender offer is filed as Exhibit (a)(10) hereto and is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  The response to Item 11 is hereby amended by the addition of the following new exhibit:

  (a)(10) Text of Press Release dated February 16, 1998, issued by
CertainTeed.

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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 1998
                                          BI EXPANSION II CORP.,

                                                    /s/ John R. Mesher
                                          By___________________________________
                                            NAME: JOHN R. MESHER
                                            TITLE: VICE PRESIDENT

                                          CERTAINTEED CORPORATION,

                                                    /s/ John R. Mesher
                                          By___________________________________
                                            NAME: JOHN R. MESHER
                                            TITLE: VICE PRESIDENT

                                          COMPAGNIE DE SAINT GOBAIN,

                                                   /s/ Gianpaolo Caccini
                                          By___________________________________
                                            NAME: GIANPAOLO CACCINI
                                            TITLE: SENIOR VICE PRESIDENT

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                                 EXHIBIT INDEX


 Exhibit                                                        Page
 Number                         Exhibit Name                   Number
---------          ---------------------------------------     ------
(a)(10)              Text of Press Release dated
                     February 16, 1998, issued by
                     CertainTeed.................